AGREEMENT FOR DELIVERY AND USE OF LIST OF LIMITED PARTNERS

                    This Agreement for Delivery and Use of List of Limited Partners ("Agreement") is entered into as of October, 1996 by and between T. Rowe Price Realty Income Fund II Management, Inc., a Maryland corporation (the "General Partner" ) Ray Wirta, an individual (the "Limited Partner" ) and Koll Real Estate Services, a Delaware corporation ("Koll" ) with respect to a list of limited partners of T. Rowe Price Realty Income Fund II, America s Sales-Commission-Free Real Estate Limited Partnership, a Delaware Limited Partnership (the "Partnership").

                    WHEREAS the General Partner is the general partner of the Partnership, and the Limited Partner is a limited partner of the Partnership; and

                    WHEREAS the Limited Partner has requested a list ("List") of the names, addresses, and number of units of limited partnership interest ("Units") held by each of the limited partners in the Partnership; and

                    WHEREAS the Limited Partner has represented that he is requesting the list for the purpose of making a tender offer, regardless of whether any others make such offers, for Units exclusively in concert with Koll and affiliates of Koll which are controlled by Koll ("Koll Affiliates" ); and

                    WHEREAS General Partner believes that it is necessary to establish reasonable standards, including certain restrictions to be placed on the use of the List by Limited Partner, Koll and the Koll Affiliates, in order to protect the Partnership and the limited partners from harm and preclude interference with the orderly dissolution and liquidation of the Partnership by the General Partner as publicly disclosed by the General Partner;

                    THEREFORE, in consideration of the representations, promises, and covenants of Limited Partner and Koll as contained herein, General Partner hereby agrees to deliver the list to Limited Partner on magnetic floppy disk, and Limited Partner and Koll jointly and severally represent, promise and covenant on behalf of themselves and their affiliates and the Koll Affiliates that they will use the List only in accordance with the following:

                    1. Limited Partner, Koll and the Koll Affiliates (collectively "Offerors") shall utilize the list only for the purpose of making a single written offer by Offerors, and any amendments thereto, to limited partners to purchase Units ("Tender Offer"), whether such Tender Offer shall constitute a tender offer or not, and shall solicit each limited partner no more than once in connection with such Tender Offer. Offerors will keep the List confidential and will not disclose it to anyone, including any affiliated or unaffiliated persons or entities, other than a professional mailing house, information agent, or depository in connection with the Tender Offer. The Tender Offer will be transmitted by Offerors within 30 days after delivery of the List to Limited Partner and Koll.

                    2. Offerors shall simultaneously copy the General Partner by fax on any Tender Offer and any amendment thereto.

                    3. After the expiration of the Tender Offer, Limited Partner shall return the List to the General Partner and destroy it in a manner which cannot be retrieved any and all copies thereof and works derived therefrom, whether in written, electronic, or other form, and deliver an affidavit to the General Partner that Offerors have complied with the provisions of this section 3.

                    4. Offerors will not make and will not cause to be made more than one unsolicited telephone call to each limited partner in connection with the Tender Offer, provided that an additional phone call may be made in connection with any material amendment to the Tender Offer. An unsolicited telephone call shall be deemed made when Offerors or their agent call a limited partner and either speak with an individual or leave a message for the limited partner.

                    5. Offerors will not purchase Units which, when taken together with all other Units beneficially owned by all Offerors, affiliates of Offerors, or any person or entity participating in the purchasing group (collectively the Group ) cause the members of the Group to be the beneficial owners of 46% or more of the outstanding Units.

                    6.  Any  Tender  Offer  shall   include  the  following
                    disclosure:

                         A. That the price being offered by Offerors for Units was determined based on an estimate by Offerors of the current net asset value of the Units, to which a discount was then applied by Limited Partner.

                         B. The existence of third-party resale services, the range of prices paid for Units in secondary market sales for the year preceding the transmission of the Tender Offer, and a statement as to the source of such information.

                         C. The most recent estimated unit value published by the General Partner prior to the transmission of the Tender Offer.









                         D. That the General Partner disclosed in its quarterly report to limited partners for the quarter ended June 30, 1996 a plan of disposition for the properties owned by the Partnership.

                         E. The identity of all persons or entities for whose benefit, directly or indirectly, the Tender Offer is made.

                    7. In any vote of the limited partners subsequent to the date hereof, Offerors will vote any and all Units owned by it, directly or indirectly, pro rata to the vote of all other limited partners.

                    8. From and at all times after the date of this agreement none of the Offerors will, either individually or in concert with others, attempt to remove the General Partner from its position as general partner of the Partnership, provided that a vote by one or more of Offeror in accordance with the provisions of section 7 hereof shall not  constitute a breach of this
                    section 8.

                    9.  From  and at  all  times  after  the date  of  this
                    agreement none of the Offerors will act, either individually or in concert with others, to effect a change in control of the Partnership, provided that a vote by one or more of Offerors in accordance with the provisions of section 7 hereof shall not constitute a breach of this section 9.

                    10. Offerors will not transfer any interest, direct or indirect, in all or any of the Units acquired by either of them in the Tender Offer unless the transferee or transferees agree in writing for the benefit of the Partnership and the General Partner, in a form reasonably satisfactory to the Partnership and the General Partner, to abide by and comply with all of the terms, promises and covenants made by Offerors herein, provided however that the Offerors may collectively transfer no more than 5% of the Units and section 10 shall not apply to such transfer. For purposes of the preceding sentence, the transfer of less than 5% of such units may be made in one or more transactions so long as all such transfers, when added together, do not exceed 5%.

                    11. In the event the transfer of Units presented for transfer within a tax year of the Partnership could cause the Partnership to be treated as a publicly traded partnership for federal tax purposes, the General Partner will accept such transfers only after receiving an opinion of reputable counsel satisfactory to the General Partner that the recognition of such transfers will not cause the Partnership to be treated as a publicly traded partnership under the Internal Revenue Code of 1986, as amended.









                    12. This Agreement shall be governed by and construed in accordance with Delaware law without regard to choice of law rules.

          Agreed and accepted,

          T. ROWE PRICE REALTY INCOME FUND II MANAGEMENT, INC..

          BY: /s/Lucy B. Robins

          TITLE: Vice President

          DATE: November 1, 1996

          RAY WIRTA

          /s/Ray Wirta

          KOLL REAL ESTATE SERVICES

          BY: /s/Ray Wirta

          TITLE:

          DATE:     November 6, 1996